SCHEDULE 14A
 (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
and Exchange Act of 1934

Filed by the Registrant	☒

Check the appropriate box:

Preliminary Proxy Statement
Confidential, For Use of the Commission Only
☒	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

CalAmp Corp.
(Exact name of Registrant as specified in its Charter)

CalAmp Corp.
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee:

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (1) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held August 2, 2005

To the Stockholders of CalAmp Corp.:

The Annual Meeting of Stockholders of CalAmp Corp. will be held at the Marriott Courtyard Hotel, 600 East Esplanade Drive, Oxnard, California 93030, on Tuesday, August 2, 2005 at 10:00 a.m. local time, for the purpose of considering and acting upon the following proposals:

(1)	To elect seven directors to hold office until the next Annual Meeting of Stockholders;

(2)	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on June 17, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purposes related to the Annual Meeting, during normal business hours, from July 22, 2005 until August 1, 2005 at the Company’s executive offices located at 1401 North Rice Avenue, Oxnard, California 93030.

By Order of the Board of Directors,

Richard K. Vitelle
Corporate Secretary

Oxnard, California
June 27, 2005

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.  STOCKHOLDERS MAY VOTE IN PERSON IF THEY ATTEND THE MEETING EVEN THOUGH THEY HAVE EXECUTED AND RETURNED A PROXY.

Corporate Headquarters:	Place of Meeting:
1401 North Rice Avenue	Marriott Courtyard Hotel
Oxnard, CA 93030	600 East Esplanade Drive
Oxnard, CA 93030

Telephone:  (805) 987-9000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

August 2, 2005

Approximate date of mailing:  June 27, 2005

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CalAmp Corp. (the “Company” or “CalAmp”) of proxies for use at the Annual Meeting of Stockholders of CalAmp (the “Annual Meeting”) to be held on Tuesday, August 2, 2005 at 10:00 a.m. local time or at any adjournment or postponement thereof.

VOTING RIGHTS

Stockholders of record of CalAmp as of the close of business on the record date established for the Annual Meeting, June 17, 2005, have the right to receive notice of and to vote at the Annual Meeting.  On June 17, 2005, CalAmp had issued and outstanding 22,720,493 shares of Common Stock, par value $0.01 per share (“Common Stock”), the only class of voting securities outstanding.

Each stockholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date.  The presence at the Annual Meeting in person or by proxy of a majority of the shares of Common Stock outstanding as of the record date will constitute a quorum for transacting business.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.  Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on a proposal with the effect of a negative vote.  In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not counted for purposes of determining the votes cast on the proposal and therefore will have no effect on the outcome of such matters requiring the affirmative vote of a majority of the votes cast.

Persons Making the Solicitation

The Proxy is solicited on behalf of the Board of Directors of the Company.  The only solicitation materials to be sent to stockholders will be this Proxy Statement and the accompanying Proxy.  The Board of Directors does not intend to use specially engaged employees or paid solicitors.  The Board of Directors also intends to solicit the Proxies held on behalf of stockholders by brokers, dealers, banks and voting trustees, or their nominees.  The Company will pay all reasonable expenses by such holders for mailing the solicitation material to the stockholders for whom they hold shares.  All solicitation expenses are being paid by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides a box to be marked to indicate the manner in which the stockholder’s shares are to be voted with respect to such matters.  By appropriately marking the boxes, a stockholder may specify, with respect to the election of directors, whether the Proxy holder shall vote for or be without authority to vote on any or all candidates.  The Proxy also confers upon the holders thereof discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

Where a stockholder has appropriately directed how the Proxy is to be voted, the shares will be voted in accordance with the stockholder’s direction.  In the absence of instructions, shares represented by valid Proxies will be voted in favor of the nominees for director and in favor of all proposals set forth in the Notice of Meeting and this Proxy Statement.  If any other matters are properly presented at the Annual Meeting, the persons named in the Proxy will vote or refrain from voting in accordance with their best judgment.  A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to the Corporate Secretary of the Company or by filing a duly executed Proxy bearing a later date.  Stockholders may also vote in person if they attend the Annual Meeting even though they have executed and returned a Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of June 17, 2005 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each director and nominee for director, (iii) each executive officer appearing in the Summary Compensation Table appearing elsewhere in this Proxy Statement and (iv) all directors and executive officers as a group. The Company knows of no agreements among its stockholders that relate to voting or investment power over its Common Stock.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent (3)

Richard Gold, Chairman of the Board of Directors	36,000	*
Fred Sturm, President, CEO and Director	315,000	1.4%
Patrick Hutchins, President, Products Division	109,250	*
Steven L’Heureux, President, Solutions Division	0	*
Richard Vitelle, Vice President, Finance and CFO	91,000	*
Arthur Hausman, Director	77,210	*
A.J. “Bert” Moyer, Director	8,000	*
James Ousley, Director	156,740	*
Frank Perna, Jr., Director	40,000	*
Thomas Ringer, Director	67,000	*
All directors and executive officers as a group (10 persons)	900,200	3.8%

*	Less than 1.0% ownership

(1)	The address of each named officer and director is c/o CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

(2)	Includes shares purchasable upon exercise of exercisable stock options as of June 17, 2005 or within 60 days thereafter, in the following amounts:

Richard Gold	32,000
Fred Sturm	295,000
Patrick Hutchins	102,500
Richard Vitelle	80,000
Arthur Hausman	72,000
A.J. “Bert” Moyer	8,000
James Ousley	8,000
Frank Perna, Jr.	40,000
Thomas Ringer	64,000
All officers and directors as a group	701,500

(3)

For the purposes of determining the percentage of outstanding Common Stock held by the persons set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of the Company’s Common Stock on June 17, 2005 (22,720,493 shares) and the number of shares of Common Stock subject to options exercisable currently or within 60 days of June 17, 2005 by such persons.

PROPOSAL ONE
ELECTION OF DIRECTORS

A board of seven directors will be elected at the Annual Meeting.  It is intended that the shares of Common Stock represented by each Proxy, unless otherwise specified on the Proxy, will be voted for the election to the Board of Directors of each of the seven nominees set forth below.  Directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting.  The term of office of each person elected as director will continue until the next Annual Meeting of Stockholders, or until his successor has been elected and qualified.  The Board of Directors recommends a vote “FOR” each of the seven nominees.

In the event that any of the nominees for director listed below should become unavailable for election for any currently unforeseen reason, the persons named in the accompanying Proxy have the right to use their discretion to vote for such other person as may be determined by the holders of such Proxies.  To the best of the Company’s knowledge, all nominees are and will be available to serve.

The following table sets forth the name and age of each nominee for director, the calendar year each was first elected as a director and the positions each currently holds with the Company:

Name	Age	Capacities in Which Served	Director Since

Richard Gold	50	Chairman of the Board of Directors	2000
Arthur Hausman	81	Director	1987
A.J. “Bert” Moyer	61	Director	2004
James Ousley	59	Director	2004
Frank Perna, Jr.	67	Director	2000
Thomas Ringer	73	Director	1996
Fred Sturm	47	Director, President and CEO	1997

Richard Gold has been a director of the Company since December 2000 and has served as Chairman of the Board since July 2004.  Mr. Gold is a Managing Director of InnoCal Venture Capital, a position held since May 2004.  He served as President and Chief Executive Officer of Nova Crystals, Inc., a supplier of optical sensing equipment, from December 2002 until May 2004.  From June 2002 to July 2003, he was Chairman of Radia Communications, Inc., a supplier of wireless communications semiconductors.  From January 1999 to June 2002, he was Chairman, President and Chief Executive Officer of Genoa Corporation, a supplier of optical communications semiconductors. From November 1991 through December 1998, Mr. Gold held a series of executive positions with Pacific Monolithics, Inc., a supplier of wireless communications equipment, including Vice President-Engineering, Chief Operating Officer and, from January 1997 through December 1998, President and Chief Executive Officer.

Arthur Hausman has been a director of the Company since 1987.  Mr. Hausman, a private investor, currently serves as a director of LaserCard Corporation, a manufacturer of optical data storage products.  Until his retirement in 1988, he served as Chairman of the Board of Directors and Chief Executive Officer of Ampex Corporation, a manufacturer of professional audio-video systems, data/memory products and magnetic tape, where he was employed for 27 years.  Mr. Hausman was appointed by President Reagan to the President’s Export Council, to the Council’s Executive Committee and to the Chairmanship of the Export Administration Subordinate Committee of the Council for the period of 1985 to 1989.

A.J. “Bert” Moyer has been a director of the Company since February 2004.  Mr. Moyer, a business consultant and private investor, served as Executive Vice President and Chief Financial Officer of QAD Inc., a publicly held software company that is a provider of enterprise resource planning software applications, from March 1998 until February 2000, and he subsequently served as a consultant to QAD, assisting in the Sales Operations of the Americas Region.  From February to July 2000, he served as president of the commercial division of Profit Recovery Group International, Inc. (now known as PRG-Schultz International, Inc.), a publicly held provider of recovery audit services.  Prior to joining QAD in 1998, Mr. Moyer served as Chief Financial Officer of Allergan Inc., a specialty pharmaceutical company based in Irvine, California, from 1995 to 1998.  Mr. Moyer also serves on the board of Collectors Universe, Inc., a company engaged in grading, auctioning and selling high-end collectibles, Virco Manufacturing Corporation, which designs and produces furniture for the commercial and education markets, and LaserCard Corporation, a manufacturer of optical data storage products.

James Ousley has been a director of the Company since April 2004.  Mr. Ousley served as President and Chief Executive Officer of Vytek Corporation, a wireless integration company, from September 2000 until Vytek was acquired by the Company effective April 12, 2004.  From 1999 to 2000, Mr. Ousley was President, Chief Executive Officer and Chairman of Syntegra (USA) Inc.  From 1992 to 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems.  Earlier in his career, Mr. Ousley held executive management positions with Ceridian, including Executive Vice President of Control Data Corp. (now Ceridian) and President of Ceridian’s Computer Products business.  Mr. Ousley is also a director of ActivCard, Corp., an authentication software company; Bell Microproducts, a value-added distributor of storage products and systems, semiconductors and computer products and peripherals; Datalink Corporation, a developer of enterprise-class information storage infrastructures; and Savvis, Inc., a provider of internet protocol (IP) applications and services.

Frank Perna, Jr.  has been a director of the Company since May 2000.  He is Chairman Emeritus of MSC Software, where he served as Chairman and Chief Executive Officer from 1998 to 2005.  Mr. Perna  has also served as a Director and Chairman of the Board of Software.com from 1997 through 2000, is a Director of Ping Identity Corp, a venture-funded provider of software and intelligent services for identity validation, and is on the Board of Trustees of Kettering University.  Mr. Perna was Chairman and Chief Executive Officer of EOS Corporation from 1994 to 1998, and was President and Director (Chief Executive Officer  from 1990) of Magnetek from 1984 to 1993. Mr. Perna holds a Bachelor’s degree in mechanical engineering from Kettering University, a Master’s degree in electrical engineering from Wayne State University, and a Master’s degree in management from Massachusetts Institute of Technology.

Thomas Ringer has been a director of the Company since August 1996. Since 1990, Mr. Ringer has been actively involved as a member of the boards of directors for various public and private companies.  Mr. Ringer is currently Vice Chairman of Wedbush Morgan Securities, Inc., an investment banking and financial services company, Chairman of Document Sciences Corporation, a publicly held company engaged in developing and marketing document automation and content management output software, a director of Maxwell Technologies, Inc., a publicly held company that manufactures and markets energy storage and power delivery solutions, Chairman of M.S. Aerospace, Inc., a privately held manufacturer of aerospace fasteners, and Chairman of the Center for Innovation and Entrepreneurship, an executive education services company.  Prior to 1990, Mr. Ringer served as President and Chief Executive Officer of Recognition Equipment Inc., a New York Stock Exchange listed company, President and Chief Executive Officer of Fujitsu Systems of America, Inc. and President and Chief Executive Officer of Computer Machinery Corporation.

Fred Sturm was appointed Chief Executive Officer, President and Director in August 1997.  Prior to joining the Company from 1990 to 1997, Mr. Sturm was President of Chloride Power Systems (USA), and Managing Director of Chloride Safety, Security, and Power Conversion (UK), both of which are part of Chloride Group, PLC (LSE: CHLD).  From 1979 to 1990, he held a variety of general management positions with M/A-Com and TRW Electronics, which served RF and microwave markets.

The Board of Directors and Corporate Governance

The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. The Company is in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and the Nasdaq National Market, or NASDAQ. The Company may make additional changes to its policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

The Board of Directors presently consists of seven members, five of whom are independent. A director’s independence is determined by the Board of Directors as defined by the rules of NASDAQ. The Board has determined that each director is independent, with the exception of Fred Sturm, the Company’s President and Chief Executive Officer, and James Ousley who served as President and Chief Executive Officer of Vytek Corporation until it was acquired by the Company in April 2004.

Contacting the Board of Directors

Stockholders interested in communicating directly with the Board of Directors, any Committee of the Board, the Chairman, or the non-management directors as a group may do so by sending a letter to the CalAmp Board of Directors, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030. The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Governance and Nominating Committee, Audit Committee or to any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to CalAmp’s business and financial operations, policies and corporate philosophies.

Attendance of Directors at Annual Meetings

It is a policy of the Board of Directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required.  All directors attended last year’s annual meeting.

Committees of the Board

The Board of Directors has delegated certain of its authority to three committees:  the Compensation Committee, the Audit Committee and the Governance and Nominating Committee.  The Compensation Committee is composed of Messrs. Hausman, Gold and Ringer, with Mr. Hausman serving as Chairman.  The Audit Committee is composed of Messrs. Hausman, Moyer and Perna, with Mr. Moyer serving as Chairman.  The Governance and Nominating Committee is composed of Messrs. Gold, Perna and Ringer, with Mr. Ringer serving as Chairman.  All of the Committees operate under written charters defining their functions and responsibilities.  The charters of these Committees are available on the Company’s website at www.calamp.com.

          Compensation Committee

The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and to administer the Company’s stock option plans.  The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the rules of NASDAQ. See also the Compensation Committee Report on Executive Compensation included elsewhere herein.

          Audit Committee

The primary functions of the Audit Committee are to review and approve the scope of audit procedures performed by the Company’s independent auditors, to review the audit reports rendered by the Company’s independent auditors, to monitor the internal control environment within the Company, and to pre-approve the fees for all audit and non-audit services charged by the independent auditors.  The Audit

Committee reports to the Board of Directors with respect to such matters and makes recommendations with respect to its findings.  The Board of Directors has determined that Mr. Moyer is an audit committee financial expert within the meaning of SEC regulations.  The Board has also determined that each member of the Audit Committee is independent as defined in the rules of NASDAQ.  See also the Report of the Audit Committee included elsewhere herein.

          Governance and Nominating Committee

The primary functions of the Governance and Nominating Committee are to review and make recommendations on the composition of the Board and its committees, to evaluate and recommend candidates for election to the Board, and to review and make recommendations to the full Board on corporate governance matters.  The Board of Directors has determined that each member of the Governance and Nominating Committee is independent as defined in the rules of NASDAQ.  The Governance and Nominating Committee operates under a written charter, a copy of which is available on the Company’s website at www.calamp.com.  The Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from, CalAmp for outside legal, accounting or other advisors as the Governance and Nominating Committee deems necessary to assist it in the performance of its functions.

The bylaws of CalAmp permit stockholders to nominate director candidates to stand for election to the Board at an annual meeting of stockholders.  Nominations may be made by the Board or by any stockholder.  Under the Company’s by-laws, a stockholder may nominate a person for election as a director at a particular stockholder meeting only if written notice has been given to the Company not later than 60 days in advance of the meeting or, if later,  the seventh day following the first public announcement of the date of such meeting.

The policy of the Governance and Nominating Committee is to consider properly made stockholder nominations for directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, like all nominations, the Board’s criteria will include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with CalAmp’s interests.  The Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or business experience) as being particularly desirable to help meet specific Board needs that have arisen.  Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Governance and Nominating Committee, c/o Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

Identifying and Evaluating Nominees for Directors

Pursuant to the policy set forth in the charter of the Governance and Nominating Committee, the Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee’s policy is to assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee may consider various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, stockholders or other parties. These candidates will be evaluated at meetings of the Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance and Nominating Committee.

Board of Director and Committee Meeting Attendance

In fiscal year 2005, the Board of Directors held 13 meetings, the Compensation Committee held 8 meetings, the Audit Committee held 8 meetings, and the Governance and Nominating Committee held 2 meetings.  All directors attended more than 75% of the aggregate meetings of the Board and committees on which the directors serve that were held during fiscal year 2005 except for Mr. Ringer, who because of health related reasons was only able to attend 70% of the aggregate meetings of the Board and committee meetings on which he served.  For Board and committee meetings held subsequent to the end of fiscal 2005, Mr. Ringer’s meeting attendance rate has increased to approximately 90%.

Compensation of Directors

For fiscal year 2005, each non-employee director received an annual retainer as follows:

•	$25,000 for the Chairman of the Board;

•	$20,000 for chairmen of board committees;

•	$15,000 for other non-employee directors.

Annual retainers are payable monthly at 1/12th of the annual amount.

Non-employee directors also receive meeting fees as follows:

•	A fee of $1,250 for each Board meeting attended in person;

•	A fee of $625 for each Board meeting attended telephonically;

•	A fee of $1,000 for each committee meeting attended in person which is not held on the same day as a Board meeting; and

•	A fee of $500 for each committee meeting attended telephonically, or which is held on the same day as a Board meeting.

Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings.  Directors who are also executive officers of the Company receive no additional compensation for their services on the Board.

Pursuant to the terms of the Company’s 2004 Stock Incentive Plan, on the first business day following the date of the annual meeting of the stockholders of the Company at which directors of the Company are elected, each non-employee director shall receive that number of incentive stock awards (consisting of stock options, stock appreciation rights (SARs), restricted stock, phantom stock and stock bonuses) as determined by the Board of Directors from time to time in an amount not to exceed 10,000 stock options or SARs, or 8,333 shares of restricted stock, phantom stock, or bonus stock.  Options granted to non-employee directors become exercisable one year from the date of grant or such longer period as the Board of Directors may establish.

Code of Ethics

The Company has a written Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of the Company’s directors, officers and employees.  Section 14 of this Code of Ethics contains a Financial Management Code of Ethics that applies specifically to the Company’s Chief Executive Officer and all finance and accounting employees including the Company’s senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder.  The Code of Ethics is available on the Company’s corporate website at www.calamp.com.  In the event that the Company makes changes in, or provides waivers from, the provisions of this Code of Ethics that are required to be disclosed by SEC regulations, the Company intends to disclose these events on its corporate website.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee of the Board has furnished the following report on executive compensation. This report will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.

The Compensation Committee of the Board is composed entirely of independent outside directors.  We are responsible for monitoring the performance and compensation of executive officers, reviewing the compensation plans, including bonuses, and administering the Company’s stock option plans.

Each year, we comprehensively review the compensation of the Company’s Chief Executive Officer, and the other executive officers to assure that compensation is appropriately tied to performance and that salary and potential bonus compensation levels are appropriate. To focus and facilitate such review, we developed the following executive compensation guidelines for the Company:

•	executive compensation should be at or about the 50th percentile of technology company market levels to allow the Company to attract and retain talented management;

•	annual variable compensation should reward the executives for achieving specific results which should lead to increased stockholder value; and

•	supplemental benefits and perquisites which reward executives without regard to performance should be minimal.

The compensation of the Chief Executive Officer and of the Company’s other executive officers is comprised of three primary components:

•	Salary

•	Bonus

•	Equity-based incentive awards

Salary is set at a competitive level to attract and retain qualified candidates. Bonuses are tied specifically to performance of the Company or a specific business unit of the Company and/or individual contributions. Equity-based incentive awards are granted in amounts we believe necessary to provide incentives for future performance, taking into account individual performance and length of service with the Company.  This mix of compensation elements places a significant portion of compensation at risk and emphasizes performance.

From time to time we utilize the services of independent compensation consultants to review and assess various aspects of the Company’s compensation program for executive officers as a means of ensuring that the Company maintains compensation at appropriate levels relative to the peer companies and the overall industry in which the Company operates.

Salary.  The Chief Executive Officer’s salary is determined by us in accordance with the general principles described above. Fred Sturm’s base salary for fiscal 2005 was set at $380,000, effective March 1, 2004. The base salaries of the other executive officers were similarly reviewed and set, with consideration also given to the relationship of those salaries to the salary of Mr. Sturm.

Bonus.  For fiscal 2005, we established an expected target bonus for Mr. Sturm of 80% of his base salary that was dependent upon Company performance in relation to the annual operating plan.  Mr. Sturm’s actual bonus for the year was $183,600.  Under the fiscal 2005 incentive compensation program, the target bonus of other senior executive officers was set at 60% of their annual base salary, depending upon the actual executive officer, and was also dependent on Company or business unit performance.

Equity-based incentive awards.  We believe that the Company should provide equity incentives to the Chief Executive Officer and other executive officers to better align their interests with those of the Company’s stockholders, and to enhance retention and continuity of management.  Equity incentives for management at the Company have historically been below the median level at peer companies.  We assigned option awards to Mr. Sturm and other executive officers in part based on our desire to increase equity incentives at the Company and on their respective compensation levels and individual performance.

COMPENSATION COMMITTEE

Arthur H. Hausman, Chairman
Richard Gold
Thomas Ringer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Hausman, Gold and Ringer, none of whom have ever been employed by the Company.  There are no interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers or directors of other entities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for each of the three fiscal years in the period ended February 28, 2005 of the Company’s executive officers:

		Annual Compensation		Long Term Compensation Awards

Name and Principal Position	Fiscal Year			Stock Option Grants	All Other Compensation (1)

		Salary	Bonus

Fred Sturm Chief Executive Officer and President	2005	$380,000	$183,600	60,000	$7,100
	2004	337,000	167,200	50,000	6,500
	2003	325,000	164,400	80,000	5,600
Patrick Hutchins President, Products Division	2005	$250,000	$178,800	40,000	$7,100
	2004	210,000	81,200	25,000	6,300
	2003	200,000	81,000	40,000	52,900	(2)
Steven L’Heureux (3) President, Solutions Division	2005	$49,700	$25,000	100,000	$100

Richard Vitelle Vice President, Finance and Chief Financial Officer	2005	$235,000	$106,600	30,000	$7,400
	2004	200,000	78,300	25,000	6,847
	2003	175,000	70,800	40,000	5,800

(1)	Amounts include Company matching of employee contributions pursuant to the Company’s 401(k) plan, and term life insurance premiums paid by the Company for the benefit of the named officers.

(2)	Includes $47,000 for costs associated with Mr. Hutchins’ relocation from the East Coast during fiscal 2002.

(3)	Mr. L’Heureux joined the Company on December 13, 2004.

Employment Agreements and Executive Severance Arrangements

On May 31, 2002, the Company entered into employment agreements with Messrs. Sturm, Hutchins and Vitelle.  The key terms of these employment agreement, which are the same except as noted below, are as follows:

•	The officer’s base salary will be reviewed by and be subject to adjustment at the sole discretion of the Board of Directors each year during the agreement;

•	The officer will be eligible to participate in the Company’s employee bonus program and equity-based incentive awards program;

•

The term of the agreements is one year, and the term is automatically renewed each year for an additional one year period unless either the Company or the officer provide notice of non-renewal at least 30 days before the end of the employment agreement term; and

•

If the officer’s employment is terminated by the Company for “Cause” (as defined), then he is not entitled to severance pay.  If the officer’s employment is terminated by the Company without Cause, if the Company elects to not renew the employment agreement, or if the officer resigns for “good reason” (as defined) within 12 months following a change in control of the Company, then the officer is entitled to severance in the form of continuation of payments of base salary and employee benefits coverage for 12 months (or 24 months in the case of the Chief Executive Officer).

Options Grants In Last Fiscal Year

The following table sets forth information on grants of stock options pursuant to the Company’s 2004 Stock Incentive Plan during the fiscal year ended February 28, 2005 to the executive officers named in the Summary Compensation Table:

Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date (1)	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (2)

					5%	10%

Fred Sturm	60,000	7.9%	$7.25	5/12/14	$273,600	$693,300
Patrick Hutchins	40,000	5.2%	$7.25	5/12/14	$182,400	$462,200
Steven L’Heureux	100,000	13.1%	$7.95	12/13/14	$500,000	$1,267,000
Richard Vitelle	30,000	3.9%	$7.25	5/12/14	$136,800	$346,600

(1)	Options become exercisable at the rate of 25% per year, and have an option term of 10 years.

(2)

The potential realizable value is calculated assuming both a 5% and a 10% annual increase in the stock value from the date and price of the option grant, and also assumes that the option is exercised at the end of 10 years on the last day of the option period (expiration date).  The calculated future stock price for options granted at $7.25 assuming 5% annual appreciation is $11.81, and $18.80 assuming 10% annual appreciation.  The calculated future stock price for options granted at $7.95 assuming 5% annual appreciation is $12.95, and $20.62 assuming 10% annual appreciation.  There can be no assurances, however, that such future stock prices or annual appreciation percentage amounts can be achieved.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information as to options exercised during fiscal year 2005, and options held at the end of fiscal year 2005, by executive officers named in the Summary Compensation Table:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held		Value of Unexercised In-the-Money Options (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Fred Sturm	20,000	$105,800	247,500	137,500	$750,500	$243,400
Patrick Hutchins	0	$0	76,300	78,700	$437,500	$676,500
Steven L’Heureux	0	$0	0	100,000	$0	$0
Richard Vitelle	5,000	$24,400	56,000	69,000	$123,600	$121,700

(1)

The value of in-the-money options is computed by multiplying the number of in-the-money options by the difference between the option exercise prices and closing stock price at February 28, 2005 of $7.25.  In-the-money options are options whose exercise price is less than $7.25 per share.

Stock Performance Graph

The following graph and table compares the Company’s stock performance to three stock indices over a five-year period assuming a $100 investment was made on the last day of fiscal year 2000.

Years Ended February 28,	2000	2001	2002	2003	2004	2005

CalAmp Corp.	100	13	11	9	33	16
NASDAQ Composite Index	100	46	37	29	43	44
NASDAQ Electronic Components	100	41	31	21	37	29
NASDAQ Telecommunications	100	39	19	14	19	20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10 percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission, the National Association of Securities Dealers and the Company.  Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to the fiscal year ended February 28, 2005.  Based solely upon a review of reports delivered to the Company during this period, all of these filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors, nominees for election as directors, and principal stockholders (i.e., stockholders owning beneficially five percent or more of the outstanding voting securities of the Company) and members of the immediate family of any of the foregoing persons, shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction.  For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.  No such transactions occurred during the fiscal year ended February 28, 2005.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The members of the Audit Committee have been appointed by the Board of Directors.  The Audit Committee operates under a written charter which was adopted by the Board in May 2001 and first amended in May 2003.  On October 6, 2004, the Board of Directors adopted an amended and restated Audit Committee Charter, which is attached hereto as Exhibit A.  The Audit Committee consists of three directors, none of whom were or are officers or employees of the Company. The current members of the Audit Committee are A.J. “Bert” Moyer, who serves as Chairman, Arthur Hausman and Frank Perna, Jr.  Each is an “independent” director within Section 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Duties of the Audit Committee during the period covered by this Report were to:

•	oversee the Company’s internal accounting and operational controls as well as its financial and regulatory reporting,

•	select the Company’s independent auditors and assess their performance on an ongoing basis,

•

review the Company’s interim and year-end financial statements and audit findings with management and the Company’s independent auditors, and take any action considered appropriate by the Audit Committee and the Board,

•

review the Company’s general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the auditors,

•

review the results of each audit by the Company’s independent accountants and discuss with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence,

•	perform other oversight functions as requested by the full Board, and

•	report activities performed to the full Board.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reviewed CalAmp’s audited financial statements for the fiscal year ended February 28, 2005 and discussed with both the management of CalAmp and KPMG LLP (“KPMG”), CalAmp’s independent public accountants, these financial statements. CalAmp’s management, which has primary responsibility for the Company’s financial statements, represented to the Audit Committee that its audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” and SAS No. 90, “Audit Committee Communications.” The Audit Committee also received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with KPMG the independence of that firm.  For the fiscal year ended February 28, 2005, KPMG received fees for the audit of CalAmp’s consolidated financial statements.  The Audit Committee also considered whether the provision of these services is compatible with maintaining the independence of KPMG.

Based on the review and discussions as described above, and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005.

During the course of fiscal 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting as a result of the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates at its meetings. Once the documentation, testing and evaluation were completed, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of February 28, 2005. During fiscal 2005, the Audit Committee met with KPMG, with and without management present, to discuss the results of its examination and its observations and recommendations regarding the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with KPMG its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting.   CalAmp filed these reports with the SEC in its Annual Report on Form 10-K for the fiscal year ended February 28, 2005.

AUDIT COMMITTEE

A.J. “Bert” Moyer, Chairman
Arthur Hausman
Frank Perna, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was selected by the Board of Directors as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2005.  A representative of KPMG is expected to be present at the 2005 Annual Meeting, and will have the opportunity to make a statement and respond to questions.  KPMG has served as the Company’s independent auditing firm since fiscal 2002.

Audit Fees

Fees for the fiscal year 2005 audit, the fiscal year 2004 audit, and other work provided by KPMG during fiscal years 2005 and 2004, are as follows:

	2005 Fees	2004 Fees

Audit fees	$564,000	$275,000
Audit-related fees	$-0-	$-0-
Tax fees	$-0-	$-0-
All other fees	$-0-	$-0-

The amount shown for “Audit fees” in fiscal 2005 includes fees of $222,000 related to the audit of internal controls.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom such authority is delegated must report any pre-approval decision to the Audit Committee at its next scheduled meeting.  The Audit Committee cannot delegate its responsibilities to pre-approve services performed by the independent auditor to management.   The Audit Committee’s pre-approval policy includes a list of prohibited non-audit services, such as financial information systems design and implementation, that the independent auditor cannot perform for the Company under any circumstances.

ANNUAL REPORT

The Annual Report to Stockholders for the fiscal year ended February 28, 2005 is being sent to all stockholders with this Proxy Statement.  The Annual Report does not form any part of the material for the solicitation of any Proxy.

STOCKHOLDER PROPOSALS

The Bylaws of the Company provide that at any meeting of the stockholders only such business shall be conducted as shall have been brought before the meeting by or at the discretion of the Board of Directors or by any stockholder of the Company who gives written notice (in the form required by the Bylaws) of such business to the Corporate Secretary of the Company not less than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.  The Bylaws also provide that only such nominations for the election of directors may be considered as are made by the Board of Directors, or by any stockholder entitled to vote in the election of directors who provides written notice (in the form required by the Bylaws) of such stockholder’s intent to make such nomination to the Corporate Secretary of the Company not later than 60 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

Stockholders who intend to submit proposals for inclusion in the Proxy Statement relating to the fiscal year ending February 28, 2006 must do so by sending the proposal and supporting statements, if any, to the Company no later than February 26, 2006.  Such proposals should be sent to the attention of the Corporate Secretary, CalAmp Corp., 1401 North Rice Avenue, Oxnard, California 93030.

OTHER MATTERS

Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the stockholders.  However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person(s) acting under the Proxy.

By Order of the Board of Directors,

Richard K. Vitelle
Corporate Secretary

Oxnard, California
June 27, 2005

EXHIBIT A

CALAMP CORP.
AUDIT COMMITTEE CHARTER
October 6, 2004

1.	Members

The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of independent directors of the Board, and shall designate one member as chairperson.  Members of the Audit Committee shall be appointed by the Board of Directors upon the recommendation of the Governance and Nominating Committee, and may be removed by the Board of Directors in its discretion.  For the purposes hereof, the term “independent” shall mean a director who meets the independence requirements of the Nasdaq Stock Market, Inc. (“NASDAQ”) for directors and audit committee members, as determined by the Board of Directors.  In addition, no Audit Committee member may have participated in the preparation of the financial statements of the Company, or any current subsidiary of the Company, at any time during the past three years.

Each member of the Company’s Audit Committee must be financially literate at the time of appointment and at least one member of the Audit Committee must be an “audit committee financial expert,” as determined by the Board of Directors in accordance with Securities and Exchange Commission (“SEC”) rules.

2.	Purposes, Duties, and Responsibilities

The purposes of the Audit Committee shall be to:

•

represent and assist the Board of Directors in discharging its oversight responsibility relating to:  (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, and the audits of the Company’s financial statements, including the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s program to monitor compliance with internal controls; (iv) the outside auditor’s qualifications and independence; and (v) the performance of the Company’s outside auditor; and

• prepare the Audit Committee report required by SEC rules to be included in the Company’s annual proxy statement.

Among its specific duties and responsibilities, the Audit Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NASDAQ or other regulatory authority:

a.

Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention, and oversight of the work of the outside auditor.  In this regard, the Audit Committee shall appoint and retain, approve the compensation of, evaluate and terminate, when appropriate, the outside auditor, which shall report directly to the Audit Committee.

b.

Approve in advance all audit and non-audit services to be provided by the outside auditor, including any written engagement letters related thereto, and establish policies and procedures for the engagement of the outside auditor to provide permissible audit and non-audit services.

c.

Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence; obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company or any other relationships that may adversely affect the independence of the auditor; and discuss with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor.

d.

Review and discuss with the outside auditor: (i) the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditor’s activities or on access to requested information, and any significant disagreements with management; and (ii) any reports of the outside auditor with respect to interim periods.

e.

Review and discuss with management and the outside auditor the annual audited and quarterly unaudited financial statements of the Company, including:  (i) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and (iv) reports from the outside auditor required by SEC rules.

f.	Recommend to the Board based on the review and discussion described in paragraphs (c) - (e) above, whether the financial statements should be included in the Annual Report on Form 10-K.

g.

Review and discuss the adequacy and effectiveness of the Company’s internal controls, and any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the outside auditor or management; and review and discuss with the principal financial officer of the Company and such others as the Audit Committee deems appropriate, the scope and results of the program to monitor compliance with internal controls.

h.	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

i.	Review and discuss corporate policies with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

j.	Review and approve all related party transactions (as defined in NASDAQ listing standards).

k.	Review material pending legal proceedings involving the Company and other contingent liabilities, and consult with outside legal counsel on such matters as deemed necessary.

l.

Establish procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

m.	Administer the Company’s code of conduct in conjunction with administering the procedure for handling employee complaints on accounting and auditing matters.

n.	Review and discuss the Company’s practices with respect to risk assessment and risk management.

o.	Establish policies for the hiring of employees and former employees of the outside auditor.

p.	Evaluate annually the performance of the Audit Committee and the adequacy of the Audit Committee charter.

3.	Outside Advisors

The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its functions. The Audit Committee shall have sole authority to approve related fees and retention terms and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

4.	Meetings

The Audit Committee will meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine.  The Audit Committee shall meet separately in executive session, periodically, with each of management and the outside auditor.  A majority of the members of the Audit Committee present in person or by telephone shall constitute a quorum. The Audit Committee shall report regularly to the full Board of Directors with respect to its activities.

CALAMP CORP. 1401 N. RICE AVENUE OXNARD, CA 93030	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CalAmp Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CalAmp Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CALAMP	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CALAMP CORP.

Vote On Directors
1.	Election of Directors:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
	NOMINEES:
	01)	Richard Gold	05)	Frank Perna, Jr.
	02)	Arthur Hausman	06)	Thomas Ringer
	03)	A.J. “Bert” Moyer	07)	Fred Sturm	☐	☐	☐
	04)	James Ousley

Vote On Proposal		For	Against	Abstain

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting and any and all postponements or adjournments thereof.	☐	☐	☐

NOTE: Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated				☐

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

CALAMP CORP. 1401 N. Rice Avenue Oxnard, California 93030

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALAMP CORP.

The undersigned stockholder of CalAmp Corp. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2005 Annual Meeting of Stockholders, and hereby appoints Richard Gold and Fred Sturm, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on June 17, 2005 at the Annual Meeting of Stockholders to be held on August 2, 2005 and at any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED AND IN THE DISCRETION OF THE PROXIES ON MATTERS DESCRIBED IN ITEM 2 ON THE REVERSE SIDE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED ON REVERSE SIDE)